UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Blue Sphere Corporation
(Exact name of issuer as specified in its charter)

Nevada	98-0550257
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

35 Asuta St., P.O.B 857, Even Yehuda, Israel 40500
 (Address of Principal Executive Offices and Zip Code)

Global Share Incentive Plan (2010)

Shlomi Palas
Chief Executive Officer
35 Asuta St. P.O.B 857
Even Yehuda.
Israel 40500
(Name and address of agent for service)
Copies of all communications, including all communications
sent to agent for service to:

Sunny J. Barkats, Esq.
JSBarkats PLLC
18 East 41st Street
19th Fl.
New York, NY 10017
(646) 502-7001 (telephone)
(646) 607-5544 (fax)
www.JSBarkats.com

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

			PROPOSED MAXIMUM	PROPOSED MAXIMUM
TITLE OF SECURITIES TO BE	AMOUNT TO BE		OFFERING PRICE PER	AGGREGATE OFFERING	AMOUNT OF REGISTRATION
REGISTERED	REGISTERED		SHARE(1)	PRICE	FEE
Common Stock, $.001 PAR VALUE	18,000,000	(2)	$0.18	$3,240,000	$376.16
(1)  Computed pursuant to Rule 457(c) and (h) on the basis of the average of the high and low prices of the Common Stock over the past five days, as reported on August 8, 2011 on the OTC Bulletin Board.
(2)  Represents the number of unrestricted shares presently being issued under the Global Share Incentive Plan (2010).

PART 1

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Section 10(a) Prospectus: Items 1 and 2, from this page, and the documents incorporated by reference pursuant to Part II, Item 3 of this prospectus meet the information requirements with respect to information set forth on a prospectus pursuant to Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”) as relevant for Form S-8.

ITEM 1. PLAN INFORMATION.

(a)	General Plan Information

Blue Sphere Corporation ("we", "us", "our Company" or "BLSP") will provide each participant (the "Recipient") with documents that contain information related to our Global Share Incentive Plan (2010) (attached hereto as exhibit 1.1, hereinafter the “Share Incentive Plan” or the “Plan”)and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not filed as a part of this Registration Statement on Form S-8 (the "Registration Statement"). The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A Section 10(a) prospectus will be given to each Recipient who receives common shares covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.

The purpose of the Share Incentive Plan is to attract and retain the best available personnel and to provide incentives to employees, officers, directors and consultants, all in an effort to promote the success of the Company. The plan is administered by the board of directors of the Company (the “Board”) and may be administered by a Committee consisting of no less than two members of the Board appointed by the Board. In connection with the Share Incentive Plan, the Company adopted an Israeli taxpayers appendix, a template notice of grant and a template option award agreement.  The Share Incentive Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).  The duration of the Share Incentive Plan is for a period of ten (10) years from the date of its adoption by the Board of Directors.

Participants may obtain additional information on the Share Incentive Plan by contacting Shlomo Palas, Chief Executive Officer, at:

Blue Sphere Corp., 35 Asuta St., P.O.B 857, Even Yehuda, Israel 40500
Tel: 972-9-8917438

(b)	Securities to be Offered.

The Board of Directors has reserved up to 80 million ordinary shares of the Company’s common stock, to be issued under the Share Incentive Plan.

(c)	Who May Participate in the Plan?

Awards may be granted to any employee, director, office holder or consultant of the Company or its subsidiary or affiliate.

(d)	Purchase of Securities Pursuant to the Plan and Payment for Securities Offered

The Board of Directors of the Company in its discretion may award to Participants Awards available under the Plan. The terms of the Award will be set forth in the Award Agreement. The date of grant of each Award shall be the date specified by the Board of Directors at the time such award is made, or in the absence of such specification, the date of approval of the award by the Board of Directors.  Any securities awarded shall be issued by the Company directly to the Participant and shall not be purchased in the open market.

(e)	Resale Restrictions

The Board of Directors may, at its discretion, choose to award Participants under the Plan restricted or unrestricted stock.  Restricted stock may be issued to all Participants either alone or in addition to other Awards granted under the Plan. The Plan administrator shall determine the eligible Participants to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares to be awarded, the purchase price (if any) to be paid by the Participant, the time or times at which such Awards may be subject to forfeiture (if any), the vesting schedule (if any) and rights to acceleration thereof, and all other terms and conditions of the Awards. The administrator may condition the grant or vesting of Restricted Stock upon the attainment of specified performance targets or such other factors as the Administrator may determine, in its sole discretion. Unless otherwise determined by the administrator, the Participant shall not be permitted to sell or transfer shares of Restricted Stock awarded under this Plan during a period set by the Administrator (if any) (the “Restriction Period”) commencing with the date of such Award, as set forth in the applicable Award agreement.

(f)	Tax Effects of Plan Participation

Any tax consequences arising from the grant, or vesting or exercise of any Award, from the payment for Shares covered thereby, or from any other event or act (of the Company, and/or its affiliates, or the Participant), hereunder, shall be borne solely by the Participant. The Company and/or its affiliates shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and/or its affiliates and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant. The Company or any of its affiliates may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Awards granted under the Plan and the exercise thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount (or Shares issuable) then or thereafter to be provided to the Participant, including by deducting any such amount from a Participant’s salary or other amounts payable to the Participant, to the maximum extent permitted under law and/or (ii) requiring the Participant to pay to the Company or any of its affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares and/or (iii) by causing the exercise and sale of any Options or Shares held by on behalf of the Participant to cover such liability, up to the amount required to satisfy minimum statutory withholding requirements. In addition, the Participant will be required to pay any amount due in excess of the tax withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules.  The receipt of an Award and/or the acquisition of Shares issued upon the exercise of the Options may result in tax consequences. The description of tax consequences set forth in the Plan does not purport to be complete, up to date or to take into account any special circumstances relating to a Participant.

(g)	Investment of Funds – n/a

(h)	Withdrawal from the Plan; Assignment of Interest

Unless otherwise determined by the Plan administrator, if a Participant ceases to be a Service Provider, such Participant may exercise any outstanding Options within such period of time as is specified in the Award Agreement or the Plan to the extent that the Options are vested on the date of termination (but in no event later than the expiration of the term of the Option as set forth in the Option Agreement). If, on the date of termination, any Options are unvested, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise the vested Options within the time specified in the Award Agreement or the Plan, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(i)	Forfeitures and Penalties

In the absence of a provision specifying otherwise in the relevant Award Agreement, then:

(a)
In the event that the Participant ceases to be a Service Provider for any reason other than termination for cause, or as a result of the Participant’s death or Disability: (i) the vested Options shall remain exercisable until the earlier of: (i) a period of three (3) months from the Date of Termination; or (ii) expiration of the term of the Option as set forth in Section 13; and (ii) all Restricted Stock still subject to restriction under the applicable Restriction Period, as set forth in the Award Agreement, shall be forfeited;

(b)
in the event that the Participant ceases to be a Service Provider as a result of the Participant’s death or Disability: (i) the vested Options shall remain exercisable until the earlier of: (i) a period of one (1) year from the Date of Termination; or (ii) expiration of the term of the Option as set forth in Section ; and (ii) all Restricted Stock still subject to restriction under the applicable Restriction Period, as set forth in the Award Agreement, shall be forfeited;

(c)
in the event that the Participant ceases to be a Service Provider for cause, (i) all Options will terminate immediately upon the date of such termination for Cause, such that the unvested portion of the Options will not vest, and the vested portion of the Options will no longer be exercisable; and (ii) all Restricted Stock still subject to restriction under the applicable Restriction Period as of the Date of Termination, as set forth in the Award Agreement, shall be forfeited.

(j)	Charges and Deductions and Liens Therefor

The Company or any of its affiliates may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Awards granted under the Plan and the exercise thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount (or Shares issuable) then or thereafter to be provided to the Participant, including by deducting any such amount from a Participant’s salary or other amounts payable to the Participant, to the maximum extent permitted under law and/or (ii) requiring the Participant to pay to the Company or any of its affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares and/or (iii) by causing the exercise and sale of any Options or Shares held by on behalf of the Participant to cover such liability, up to the amount required to satisfy minimum statutory withholding requirements. In addition, the Participant will be required to pay any amount due in excess of the tax withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules.

Except as stated above, there are no provisions under the Plan or under any contract in connection therewith, which grants any person the right to have or create a lien on any funds, securities or other property held under the Plan.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

We will provide to each Recipient a written statement advising them of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral notice by contacting:

Shlomo Palas
Chief Executive Officer
35 Asuta St., P.O.B 857, Even Yehuda, Israel 40500
+972-9-8917438

INFORMATION REQUIRED BY PART I TO BE CONTAINED IN SECTION 10(a) PROSPECTUS IS OMITTED FROM THE REGISTRATION STATEMENT IN ACCORDANCE WITH RULE 428 UNDER THE SECURITIES ACT OF 1933, AND NOTE TO PART I OF FORM S-8.

PART II

INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

The following documents filed with the SEC are incorporated herein by reference:

•	Reference is made to our annual report on Form 10-K for the year ended September 30, 2010, as filed with the SEC on December 28, 2010; and
•	Reference is made to our quarterly report on Form 10-Q for the quarter ending December 31, 2010, as filed with the SEC on February 14, 2011; and
•	Reference is made to the amendment to our quarterly report on Form 10-Q-A for the quarter ending December 31, 2010, as filed with the SEC on March 9, 2011; and
•	Reference is made to the amendment to our annual report on Form 10-K-A for the year ended September 30, 2010, as filed on March 9, 2011; and
•	Reference is made to the amendment to our annual report on Form 10-K-A for the year ended September 30, 2010, as filed on April 21, 2011; and
•	Reference is made to the amendment to our quarterly report on Form 10-Q-A for the quarter ended December 31, 2010, as filed on April 21, 2011; and
•	Reference is made to the quarterly report on Form 10-Q for the quarter ending March 31, 2011, as filed with the SEC on May 19, 2011; and
•	Reference is made to the report on Form 8-K announcing entry into a Material Definitive Agreement, as filed with the SEC on July 19, 2011; and
•	Reference is made to the report on Form 8-K announcing entry into a Material Definitive Agreement, as filed with the SEC on July 29, 2011.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

JSBarkats PLLC prepared this S-8 Registration Statement.  In addition, JSBarkats PLLC is also acting as the Company’s primary legal counsel with respect to the Company’s corporate activities.  Sunny Barkats and Rachel Abramovitz work for JSBarkats PLLC and as compensation for such legal services and advice, Rachel Abramovitz is entitled to 25,000 shares of common stock and Mr. Barkats is to receive an aggregate of 4,050,000 shares of the Company’s common stock under this Registration Statement.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our bylaws provide that we shall indemnify and hold harmless to the fullest extent legally permissible under the general corporation law of the state of Nevada every person who was or is a party or is threatened to be made a part to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of our Company or is or was serving at the request of our Company or for our benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith.

The Company has obtained standard directors and officers liability insurance for the period from September 23, 2010 through September 23, 2011, providing aggregate combined coverage of up to US$ 5,000,000.  Coverage is for wrongful acts (as defined) and extends to directors and officers of the Company and its subsidiaries, including employees in a managerial or supervisory role and non-salaried directors and officers when called for by their management agreements with the Company.  Coverage is not extended to claims made against the Company based on or attributable to the actual or intended public offering via a prospectus of share capital to the public after inception of the policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

EXHIBIT
NUMBER	EXHIBIT

1.1	Blue SphereCorp. Global Share Incentive Plan (2010)
5.1	Opinion of JSBarkats, PLLC
23.1	Consent of JSBarkats, PLLC (included in Exhibit 5.1)
23.2	Consent of Brightman Almagor Zohar & Co.
24.1	Power of Attorney (included on signature page)

ITEM 9.  UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i), and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof. PROVIDED, HOWEVER, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and
(iv) Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[signature page to follow]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on August 9, 2011.

Blue Sphere Corp.

By:	/s/ Shlomo Palas
Shlomo Palas
Chief Executive Officer and Director

Blue Sphere Corp. 2010 Global Share Plan

By:	/s/ Shlomo Palas
Shlomo Palas Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Shlomo Palas, his or her true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

By:	/s/ Alex Werber
Alex Werber
Chief Financial Officer

By:	/s/ Eliezer Weinberg
Eliezer Weinberg
Chairman of the Board of Directors